UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   February 5, 2009

EQUIFAX INC.

(Exact name of registrant as specified in Charter)

Georgia	001-06605	58-0401110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Peachtree Street, N.W. Atlanta, Georgia		30309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (404) 885-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

Executive Compensation Actions

On February 5, 2009, the Compensation, Human Resources and Management Succession Committee (the “Committee”) of the Board of Directors of Equifax Inc. (the “Company”) reviewed and approved the payment of annual cash incentive awards to named executive officers pursuant to the Annual Incentive Plan (“AIP”), adopted under the Company’s shareholder-approved Key Management Incentive Plan.  The executive officers included Richard F. Smith, Chairman and Chief Executive Officer; Lee Adrean, Corporate Vice President and Chief Financial Officer; Kent E. Mast, Corporate Vice President and Chief Legal Officer; Coretha M. Rushing, Corporate Vice President and Chief Human Resources Officer; and William W. Canfield, President, TALX.

Under the AIP, each named executive officer had a bonus target expressed as a percentage of base salary paid during the performance year. Bonus targets were 60% of base salary (100% for Mr. Smith and 75% for Mr. Canfield) and were generally based upon a review of competitive practices for each job level and, in the case of Mr. Canfield, based on the historical annual bonus practices of TALX prior to its acquisition by the Company in May 2007. Actual awards can range from 0% to 200% of target, depending on performance against pre-determined goals.  Goals for named executive officers with corporate-wide responsibilities, including Messrs. Smith, Adrean and Mast and Ms. Rushing, were earnings per share, revenue and individual management objectives, weighted at 65%, 15% and 20%, respectively, of the targeted incentive.  As a business unit leader, Mr. Canfield’s AIP goal for 2008 was based on TALX’s operating income, weighted at 100% of the targeted incentive.

The Committee approved the following 2008 AIP awards to the named executive officers: Mr. Smith, $1,813,630; Mr. Adrean, $344,317; Mr. Mast, $285,359; Ms. Rushing, $291,182; and Mr. Canfield, $237,501.

The Committee also determined to leave the 2009 annual base salaries of the Company’s named executive officers at 2008 levels.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC.

	By:	/s/ Kent E. Mast
	Name:	Kent E. Mast
	Title:	Corporate Vice President and Chief Legal Officer

Date: February 11, 2009